As filed with the Securities and Exchange Commission on March 13, 2019

Registration No. 333-230034

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Precision BioSciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2836	20-4206017
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

302 East Pettigrew St., Suite A-100

Durham, North Carolina 27701

(919) 314-5512

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew Kane

President and Chief Executive Officer

Precision BioSciences, Inc.

302 East Pettigrew St., Suite A-100

Durham, North Carolina 27701

(919) 314-5512

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael P. Saber Amy M. Batten Heyward D. Armstrong Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, LLP 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601 (919) 821-1220	Peter N. Handrinos Nathan Ajiashvili Latham & Watkins LLP 200 Clarendon Street Boston, Massachusetts 02116 (617) 948-6000	Divakar Gupta Darren DeStefano Yvan-Claude Pierre Kristin VanderPas Cooley LLP 1114 Avenue of the Americas New York, New York 10036 (212) 479-6000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory note

This Amendment No. 1 (“Amendment No. 1”) to the Registration Statement on Form S-1 (“Registration Statement”) is being filed solely for the purpose of filing Exhibit 10.1 and Exhibit 10.4 as indicated in Part II. This Amendment No. 1 does not modify any provision of the prospectus that forms a part of the Registration Statement, and accordingly, such prospectus has been omitted.

Part II

Information not required in prospectus

Item 13. Other expenses of issuance and distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the Nasdaq listing fee.

Amount
Securities and Exchange Commission registration fee		$12,210
FINRA filing fee		14,850
Nasdaq initial listing fee		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses		*
Printing and engraving expenses		*
Transfer agent fees and expenses		*
Miscellaneous		*

Total expenses	$	*

* To	be filed by amendment.

Item 14. Indemnification of directors and officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the General Corporation Law of the State of Delaware or obtained an improper personal benefit. Our amended and restated certificate of incorporation will provide that none of our directors shall be personally liable to us or to our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our amended and restated bylaws will provide that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of our company) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our amended and restated certificate of incorporation and amended and restated bylaws will provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of our company to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements may require us, among other things, to indemnify our directors and executive officers for expenses, including attorneys’ fees, judgments, fines and settlement amounts, incurred by a director or executive officer in any action or proceeding arising out of his or her service as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, or the Securities Act, against certain liabilities.

Item 15. Recent sales of unregistered securities.

Set forth below is information regarding shares of capital stock issued by us within the past three years. Also included is the consideration received by us for such shares and information relating to the section of the

Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

(a)	Issuances of Capital Stock and Securities Convertible into Capital Stock.

From May 2018 to July 2018, we issued 21,956,095 shares of Series B Preferred Stock to certain accredited investors at a price of $5.01 per share for aggregate proceeds of approximately $110.0 million.

In March 2019, we entered into a note purchase agreement with certain individual and institutional accredited investors, pursuant to which we sold and issued, or agreed to sell and issue, approximately $39.6 million aggregate principal amount of convertible promissory notes in exchange for aggregate cash proceeds of approximately $39.6 million.

(b)	Equity Grants and Issuances under Stock Incentive Plans.

Since January 1, 2016, we have granted stock option and restricted stock awards to purchase an aggregate of 13,042,000 shares of our common stock to employees, consultants and directors under our 2015 Stock Incentive Plan with exercise or purchase prices ranging between $0.19 and $6.46 per share, and we have issued 850,563 shares of restricted common stock to employees, consultants and directors under our 2015 Stock Incentive Plan. In addition, since January 1, 2016, we have also issued 682,911 shares of restricted common stock to employees, consultants and directors in connection with the exercise of stock options granted under our 2006 Stock Incentive Plan.

The issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. Individuals who purchased securities as described above represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions or any public offering.

Item 16. Exhibits and financial statement schedules.

(a)	Exhibits.

Exhibit number	Description

1.1*	Form of Underwriting Agreement

3.1**	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect

3.2*	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon the closing of this offering

3.3**	Amended and Restated By-laws of the Registrant, as currently in effect

3.4*	Form of Amended and Restated Bylaws of the Registrant, to be effective upon the closing of this offering

4.1*	Specimen Common Stock Certificate

4.2*	Amended and Restated Investors’ Rights Agreement among the Registrant and certain of its stockholders and convertible noteholders, dated May 25, 2018, as amended

Exhibit number	Description

5.1*	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, LLP

10.1†	Development and Commercial License Agreement by and between Les Laboratoires Servier and the Registrant, dated February 24, 2016, as amended

10.2†**	License Agreement by and between Duke University and the Registrant, dated April 17, 2006, as amended

10.3†**	Patent Cross-License Agreement by and between Cellectis SA and the Registrant, dated January 23, 2014

10.4†	Collaboration and License Agreement by and between Gilead Sciences, Inc. and the Registrant, dated September 10, 2018

10.5*	Lease Agreement between the Registrant and VC Owner, dated April 5, 2010, as amended

10.6**	Lease Agreement between Elo Life Systems, Inc. and ARE-NC Region No. 17, LLC, dated March 29, 2018, as amended

10.7**	Lease Agreement between Registrant and Durham TW Alexander, LLC, dated October 2, 2018

10.8**	2006 Stock Incentive Plan, as amended, and form of award agreements thereunder

10.9**	2015 Stock Incentive Plan, as amended, and form of award agreements thereunder

10.10*	2019 Incentive Award Plan, and form of award agreements thereunder

10.11*	2019 Employee Stock Purchase Plan

10.12*	Employment Agreement between the Registrant and Matthew Kane, dated

10.13*	Employment Agreement between the Registrant and Derek Jantz, dated

10.14*	Employment Agreement between the Registrant and Abid Ansari, dated

10.15*	Employment Agreement between the Registrant and David Thomson, dated

10.16*	Employment Agreement between the Registrant and Fayaz Khazi, dated

10.17*	Form of Indemnification Agreement between the Registrant and its directors and officers

10.18*	Non-Employee Director Compensation Plan

21.1**	Subsidiaries of the Registrant

23.1	Consent of Deloitte & Touche LLP

23.2*	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

*	To be filed by amendment.

**	Previously filed.

†	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended, and have been filed separately with the Securities and Exchange Commission.

(b)	Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on this 13th day of March, 2019.

PRECISION BIOSCIENCES, INC. (Registrant)

By:	/s/ Matthew Kane
Matthew Kane
President and Chief Executive Officer

Power of attorney and signatures

We, the undersigned officers and directors of Precision BioSciences, Inc., hereby severally constitute and appoint Matthew Kane and Abid Ansari, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Matthew Kane Matthew Kane	President, Chief Executive Officer and Director (Principal Executive Officer)	March 13, 2019

/s/ Abid Ansari Abid Ansari	Chief Financial Officer (Principal Financial and Accounting Officer)	March 13, 2019

* Robert Adelman, M.D.	Director	March 13, 2019

* Derek Jantz, Ph.D.	Director	March 13, 2019

/s/ Raymond Schinazi Raymond Schinazi, Ph.D.	Director	March 13, 2019

Signature	Title	Date

* Shalini Sharp	Director	March 13, 2019

* Tony Yao, M.D., Ph.D.	Director	March 13, 2019

*By:	/s/ Abid Ansari
Attorney-in-fact